EXHIBIT 10.1
CLOUDERA BONUS PLAN – EXECUTIVE OFFICERS AND LEADERSHIP TEAM
Terms and Conditions

1. Effective Date and Term. This Cloudera Bonus Plan – Executive Officers and Leadership Team (the “Plan”) was adopted by the Compensation Committee (the “Committee”) of the Board of Directors of Cloudera, Inc. (the “Company”) effective on March 23, 2018 pursuant to Section 10 of the Company’s 2017 Equity Incentive Plan (the “EIP”). The Plan is effective for fiscal year 2019 and each fiscal year thereafter (each, an “Eligibility Period”), unless otherwise amended or terminated by the Committee. It supersedes all prior bonus plans applicable to individuals who are deemed to be “executive officers” of the Company for purposes of Rule 3b-7 of Regulation S-K of the Securities Exchange Act of 1934, as amended (the “Executive Officers”), and leadership team members as designated by the Committee, in each case who are not covered by any other bonus, commission, or similar incentive plan. Any other bonus plans applicable to Executive Officers and leadership team members previously approved by the Company are hereby terminated effective as of the first date of the initial Eligibility Period, and this Plan supersedes all such prior plans and any written or verbal representations regarding the subject matter of this Plan effective as of such date.

2. Administration. The Committee shall have discretionary authority to administer and interpret the Plan and to adopt rules and regulations to implement the Plan. The decisions of the Committee are final, binding and conclusive on all parties who have an interest in the Plan. For covered employees within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”), the Committee may choose to take applicable actions in conformance with the requirements of Section 162(m).

3. Eligibility. Participation in the Plan is limited to Executive Officers and leadership team members designated by the Committee. Participation in the Plan is effective on the day the participant starts in a bonus-eligible job. Participants must be employed in a bonus-eligible position before the first day of the last month of the fiscal year to be eligible to participate in the Plan for that fiscal year. Bonus payments will be prorated for participants who become eligible after the start of a fiscal year or for participants who are on a leave of absence for all or part of a fiscal year. A participant may be considered ineligible to participate in the Plan at any time and for any reason, at the Committee’s discretion, regardless of whether he or she remains an officer or employee of the Company. In the Committee’s sole discretion, employees who participate in the Plan and who transfer to a new position not covered by this Plan and are instead covered by another bonus, sales or similar incentive plan may be considered for a bonus under this Plan calculated on a pro-rata basis for the applicable period.

4. Bonus Pool. With respect to each Eligibility Period, the Committee, in its sole discretion, will establish a bonus pool, which may be established before, during or after the applicable Eligibility Period. Actual awards will be paid from the bonus pool.

5. Determination of Amounts. The Plan may provide an annual cash bonus that is paid based on the achievement of pre-established performance goals for relevant Performance Factors (as defined in the EIP), including Company performance goals and individual performance goals. The amount of each participant’s annual bonus is determined as follows:

a. As soon as reasonably practicable after the beginning of a fiscal year, the Committee determines for that Eligibility Period the performance goals for each of the Performance Factors it deems appropriate. The performance goals and Performance Factors may be determined on the basis of any such factors the Committee determines relevant. The Committee may in its sole discretion determine the weighting of the applicable performance goals and Performance Factors.
b. When the actual results for the performance goals have been determined after the fiscal year end, an achievement score is calculated for each of the Performance Factors. Following application of any accelerators or de-accelerators to each of the Performance Factor as determined by the Committee, a weighted average total then determines the preliminary payout level (as may be adjusted in accordance with this Plan).
c. Performance goals and Performance Factors may be measured over the period of time determined by the Committee in its sole discretion.

d. The performance goals and Performance Factors may differ from participant to participant and from award to award.
e. Should one-time, unbudgeted or unexpected items, acquisition-related activities or changes in applicable accounting rules occur, any actual results may be adjusted by the Committee when determining whether the performance goals or Performance Factors have been met
f. Failure to meet the performance goals will result in a failure to earn the award, except as provided in this Plan.

6. Eligible Earnings. “Eligible Earnings” are base salary, prorated for hire date, base salary rate changes and leaves of absence that occur in the Eligibility Period. Eligible Earnings exclude Company payments that are in addition to base salary, including but not limited to payments for moving or relocation allowances, or other bonuses or commissions. Changes to base salary throughout the calendar year will be reflected in final wages used to calculate the bonus.

7. Bonus Target. The target bonus is the percentage of Eligible Earnings to be paid out at 100% performance achievement. An annual target bonus amount is assigned to the participant by the Committee as soon as reasonably practicable after the beginning of a fiscal year or, if later, at or as soon as reasonably practicable after the time of the participant’s hiring. The annual target bonus amount may be modified from time to time thereafter by the Committee. The Plan can provide for payout above target for performance in excess of the performance goals or below target for performance below the performance goals.

8. Payment of Bonuses. Bonuses will be paid in cash. Payment of the bonus (if any) is targeted within 90 days after the close of a fiscal year. Adjustments to this payment schedule may be made as business conditions require. The Committee reserves the right, in its sole discretion, to reduce, eliminate or increase the amount of a bonus payment otherwise payable to a participant. All bonus payments will be made net of applicable withholding taxes.

9. Employment Requirement. Except to the extent a severance agreement between a participant and the Company provides otherwise, the participant must be employed by the Company at the time of the bonus payment to receive the annual cash bonus.

10. Modification or Termination of the Plan. The Committee reserves the right, in its sole discretion, to modify, suspend or terminate this Plan at any time. Any such change must be in writing and approved by the Committee.

11. Benefits Unfunded. No amounts awarded or accrued under this Plan will be funded, set aside or otherwise segregated prior to payment. The obligation to pay the bonuses awarded hereunder will at all times be an unfunded and unsecured obligation of the Company. Plan participants will have the status of general unsecured creditors and must look solely to the general assets of the Company for the payment of their bonus awards.

12. Benefits Nontransferable. No Plan participant will have the right to alienate, pledge or encumber his or her interest in this Plan, and such interest will not (to the extent permitted by law) be subject in any way to the claims of the participant’s creditors or to attachment, execution or other process of law.

13. Clawback or Recoupment. All bonuses paid pursuant to this Plan shall be subject to clawback or recoupment pursuant to any compensation clawback or recoupment policy adopted by the Board of Directors of the Company or required by law during the term of a participant’s employment or other service with the Company that is applicable to such participant, and in addition to any other remedies available under such policy and applicable law, may require forfeiture of earned bonuses and the recoupment of any bonuses paid pursuant to this Plan.

14. No Employment Rights. No action of the Company in establishing the Plan, no action taken under the Plan by the Committee and no provision of the Plan itself will be construed to grant any person the right to remain in the employ of the Company or its subsidiaries for any period of specific duration. Rather, each employee is employed “at will,” which means that either the employee or the Company may terminate the employment relationship at any time and for any reason, with or without cause.

15. General Provisions. The validity, construction, and effect of the Plan, any rules and regulations relating to the Plan, and any bonus payment shall be determined in accordance with the laws of the State of Delaware (excluding its conflict of laws rules) and applicable Federal law. No incentive payment made under the Plan shall be intended to be deferred compensation under Section 409A of the Code and will be interpreted accordingly. The Plan is intended to be a “bonus program” as defined under U.S. Department of Labor regulation 2510.3-2(c) and will be construed and administered in accordance with such intention.